Exhibit 10.44

June 1, 2012

Norman Blashka
55 Colgate Lane
Woodbury NY 11797

Dear Norman:

This letter confirms that you and Salon Media Group, Inc. (the "Company") have mutually agreed to terminate your employment.  This letter sets forth the terms of the Separation Agreement (the “Agreement”) between you and the Company.

1. Separation. Your last day of work with the Company and your employment termination date will be May 31, 2012 (the "Separation Date").

2. Accrued Salary and PTO. On the Separation Date, you will be paid all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to all required payroll deductions and withholdings. As soon as practicable, the Company will pay you an additional $2,436.54 in accrued and unpaid vacation, less standard payroll taxes.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Separation Pay. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you, as separation pay, the equivalent of six (6) months of your current base salary, less standard payroll deductions and withholdings. Such amount will be payable in accordance with the Company’s regular payroll cycle and in equal installments over a six month period commencing on the first payroll date following the Separation Date.  With the exception of your final paycheck (including accrued, unused PTO), plus an additional $2436.54 in accrued unpaid vacation as referenced in section 2, which shall be paid on the Separation Date, you affirm and agree that you have been paid for all, will not make a claim for, and will not receive any further, salary, commissions, bonuses or other wages, including any accrued, unused PTO, that you earned during your employment with the Company.

4.  Accelerated Stock Option Vesting. All unvested shares of common stock subject to options shall become immediately vested in full and exercisable, and all options shall remain exercisable in accordance with their terms.  See attached Exhibit B for terms of outstanding stock options.

5. Health Insurance. Your group health insurance will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws.  You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. As part of this Agreement, if you timely elect to continue group health benefits under COBRA, the Company will reimburse you for any COBRA premiums you pay for COBRA coverage for the period from the Separation Date until the earlier of (A) the date on which you first become covered under another employer's group health plan, or (B) the date that is six (6) months after the Separation Date.  Any additional COBRA coverage will be at your own expense.

6. Transition Cooperation.  As a professional courtesy, during the one month period following the Separation Date, you agree to make yourself available, as needed, without any additional compensation, to answer business-related questions by telephone or in person as deemed necessary by Company.  Company’s request for your assistance during this time shall take into consideration your personal and business commitments and the amount of notice provided. The Company will reimburse you for pre-approved, reasonable out-of-pocket travel (including travel and accommodations), and other incidental expenses, that you incur as a result of this assistance pursuant to this paragraph. In addition, in the event that such transitional assistance exceeds eight (8) hours of your time, the Company will compensate you for time spent, including travel time, at the hourly rate of $150.00 per hour.  You shall notify us when your services have reached eight (8) hours and will not provide more than eight (8) hours of services without our specific written consent.

7. Tax Matters. Salon Media Group, Inc. will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Salon Media Group, Inc.’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

8. Flexible Spending Plan. If you enrolled in a Flexible Spending Plan and established a Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account, you have 90 days following your Separation Date to submit any covered expenses for reimbursement.  Please note that you may only submit expenses that you incur prior to the Separation Date.

8. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits or separation pay after the Separation Date. Thus, for any employee benefits sponsored by Salon Media Group, Inc. not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

9. Expense Reimbursement. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

10. Return of Company Property;Confidentiality. By the Separation Date, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery to contact the Company and make arrangements for returning the information. The severance pay and other consideration under this Agreement will not be paid until all Company property has been returned to the Company. Notwithstanding the above, you will be allowed to keep your old Dell laptop computer, which is fully depreciated.  You also agree to comply with your obligations under the non-disclosure agreement you executed during your employment, to the extent that any terms remain in effect after your Separation Date.

11. Confidentiality. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this greement confidence: (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) provided such disclosure may be necessary to enforce its terms or as otherwise required by law. You agree not to disclose the terms of this Agreement to any current or former Company employee.

12. Nondisparagement. You agree not to disparage the Company, and its officers, directors, employees or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. Likewise, the Company, its officers, directors and employees and affiliates with the actual ability to speak on the matter, agrees that it will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize your personal and or business reputations, practices or conduct.

13. Release of All Claims. Except with respect to the obligations herein or as otherwise provided in this Agreement, in exchange for the benefits described above, you hereby release, acquit and forever discharge the Company, TriNet HR Corporation and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and the California Fair Employment and Housing Act and California Government Code §§ 12900, amended; New York Human Rights Law (N.Y. Exec., §290 et seq. New York Equal Pay Law (N.Y. Lab., §194); New York WARN Act (N.Y. Lab., §860, et seq. (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the "EEOC") or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").  Any revocation must be in writing and received by David Fernandez on the seventh day in order to be effective.

15. No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

16. Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

17. Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan or pursuant to Paragraph 6 above.

18. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter and supersedes in the entirety any provisions of your employment agreement regarding benefits to which you may be entitled upon termination of your employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the States of California and New York.

19. Binding on Successors.  You and the Company agree that this Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and /or assigns.

If this Agreement is acceptable to you, please sign below no sooner than the Separation Date and no later than July 8, 2012, then return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

Salon Media, Inc.

By:  /s/ David Fernandez
David Fernandez
Controller

Agreed:

 /s/ Norman Blashka
          Norman Blashka

Date: June 4, 2012

Exhibit A - Disclosure Under Title 29 U.S. Code Section 626(f)(I)(H)
Exhibit B – Stock Options Salon Media Group, Inc.- Employee Summary Report 5/30/2012

EXHIBIT A

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(I)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1.	The following departments have been selected for the employment termination program a. Well b. General and Admin c. Marketing d. Studio

2.	In the departments listed above, job positions will be eliminated based on the following factors: unprofitability of the business unit.

3.	All eligible employees will have up to forty-five (45) days to review the terms and conditions and sign the Separation Agreement.

Employees Selected For The Employment Termination Program
Job Title	Age
Director of Communities	59
Systems Programmer	55
Senior Customer Service Rep	69
Exec. VP and Chief Financial Officer	58
VP of Business Development	53
Exec Producer, Salon Studio	38
Chief Ops Officer Salon Studio	62

Employees Not Selected For The Employment Termination Program
Job Title	Age
Senior Accountant	41
Controller	45
Administrative Assistant	23
Chief Executive Officer	60
American Spring Coordinator	23
Communications Director	32

Exhibit B – Stock Options Salon Media Group, Inc.- Employee Summary Report 5/30/2012

Grant Number	Grant Date	Expiry Date	Exer Price	Issued	Forfeited	Outstanding	Vested
P2004 20080107RP	01/07/2008	01/07/2018	1.60$	292,625	292,625	-	-
P2004 20080107ZZ	12/04/2008	01/07/2018	0.35$	292,625	-	292,625	292,625
2004 20080107NB	01/07/2008	01/07/2018	0.35$	73,156	-	73,156	73,156
P2004 20081204	12/04/2008	12/04/2018	0.35$	16,667	-	16,667	16,667
P2004 20090924	09/24/2009	09/24/2019	0.12$	80,000	-	80,000	80,000
P2004 20090924BO	09/24/2009	09/24/2019	0.12$	183,984	-	183,984	183,984